NEWS RELEASE
FOR IMMEDIATE RELEASE                                    Company Contact:
                                                         Stanley J. Musial
                                                         Chief Financial Officer
                                                         (302) 456-6789
                                                         www.sdix.com


       Strategic Diagnostics Reports Second Quarter and Six Month Results


NEWARK, Del., July 24, 2003 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the second quarter and six months ended June 30, 2003.

Revenues for the second quarter of 2003 were $6.4 million, compared to $5.6 million for the second quarter of 2002. Net income in the second quarter of 2003 totaled $211,000, or $0.01 per diluted share, compared to a net loss of $547,000, or $0.03 per diluted share, in the second quarter of 2002. For the six months ended June 30, 2003, revenues were $12.9 million, versus $11.3 million for the same period in 2002. Net income for the six months ended June 30, 2003 totaled $546,000, or $0.03 per diluted share, compared to a net loss of $920,000, or $0.05 per diluted share, for the same period in the prior year.

Antibody revenues increased 24% to $3.0 million for the second quarter of 2003 compared to the same quarter in the prior year, and increased by 21% to $6.0 million in the six months ended June 30, 2003, compared to the same period in the prior year. This increase continues to reflect the benefits of the consolidation of the production facilities completed in 2002, which has attracted additional business.

Water quality revenues increased 17% to $2.1 million for the second quarter of 2003 compared to the same quarter in the prior year, and increased by 12% to $3.8 million for the six months ended June 30, 2003, compared to the same period in the prior year. The Company continues to work with drinking water utilities as they assess their vulnerability to chemical contamination. SDI's participation in the EPA's Environmental Technology Verification (ETV) program to formally evaluate Microtox(R) for drinking water protection, and the Company's collaboration with the U.S. Navy to further evaluate and develop the capabilities of the Deltatox(R) system for toxin detection are ongoing, with results expected in the fourth quarter 2003.

Food safety revenues increased 5% to $1.3 million in the second quarter of 2003 compared to the same quarter in the prior year, and increased by 13% to $3.0 million for the six months ended June 30, 2003, compared to the same period in the prior year. Food pathogen test sales, led by E. coli, grew significantly during the quarter. Sales of the Company's products to detect genetically modified (GM) traits declined in the second quarter of 2003 compared to the second quarter of 2002, due to the continued reduction in StarLink(TM) sales. Comparing second quarter 2003 to first quarter 2003, the decline in StarLink(TM) sales has slowed to the mid single digits, and it is expected these sales will continue to decline at a similar rate for the balance of 2003. Sales of grain, non-StarLink(TM) tests continue to grow.

For the three months and six months ended June 30, 2003, when compared to the respective periods in 2002, contract and other revenue declined as the Company continued to place greater emphasis on devoting research and development resources on internal projects.

Gross profits (total revenues less manufacturing costs) increased $895,000, or 34%, to $3.6 million in the second quarter of 2003 compared to $2.7 million in the same quarter of 2002, and gross margin percentages increased to


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55% in 2003 in the second quarter 2003 as compared to 48% for the same quarter in 2002. For the six months ended June 30, 2003, gross profits increased $1.9 million, or 36%, to $7.2 million as compared to $5.3 million for the same period in the prior year, and gross margin percentages increased to 56% in the first six months of 2003 as compared to 47% in the same period of 2002. The increase in gross profits was primarily driven by the increase in product sales for the quarter and six months and lower manufacturing expenses.

Manufacturing expenses decreased $54,000 to $2.9 million for the second quarter of 2003 compared to the same quarter in the prior year, and decreased by $312,000 to $5.7 million for the six months ended June 30, 2003, compared to the same period in the prior year. The decreases were primarily driven by benefits realized from the consolidation of the California antibody production facility into the Maine location, which was completed in 2002, and by the Company's initiatives taken in the fourth quarter 2002 and early in the first quarter 2003 to leverage its manufacturing capacity and improve production yields.

Research and development expenses decreased $270,000 to $618,000 in the second quarter of 2003 compared to the same quarter in the prior year, and decreased by $312,000 to $1.3 million in the six months ended June 30, 2003, compared to the same period in the prior year, primarily due to higher expenses in the prior year associated with the development efforts of the Company's food pathogen and animal feed test.

During the second quarter 2003, Bayer AG notified SDI of its termination of the Supply Agreement. They informed the Company that the device, developed by SDI and used by Bayer in its clinical study, as presently designed, does not meet the anticipated commercial requirements, principally due to the short shelf life of the screening test. Efforts to lengthen the shelf life would require modifications to Bayer's product development protocol, which could result in a substantial delay in the preparation of Bayer's New Drug Application. The Company does not expect that this will have a material financial impact on its results of operations for the year.

Selling, general and administrative expenses decreased $66,000 to $2.6 million for the second quarter of 2003 compared to the same quarter in the prior year, and decreased by $502,000 to $5.0 million in the six months ended June 30, 2003, compared to the same period in the prior year, primarily due to the actions taken by the Company in late 2002 and early 2003 to streamline its operations and the effect of the consolidation of its antibody facilities in Maine, which was completed in 2002. Included in the selling, general and administrative expenses of $2.6 million for the second quarter 2003 is a $315,000 provision for severance and related expenses associated with the Company's termination of its former CEO in May 2003.

Pre-tax income totaled $309,000 in the second quarter of 2003 compared to a pre-tax loss of $928,000 in the second quarter of 2002, and pre-tax income totaled $821,000 for the six months ended June 30, 2003 compared to a pre-tax loss of $1.5 million for the same period in the prior year. Commenting on the improvement, Arthur A. Koch, Jr., President and CEO, stated, "SDI believes that there are significant market opportunities for its portfolio of products. The Board and management of SDI are fully committed to reaching the Company's potential in each of its market categories. The Company continues to manage its expenses and position itself to grow profitably."

Conference Call
---------------
A conference call to review second quarter results is scheduled for 11:00 a.m. EDT today. The dial-in number for the live conference call will be 877-407-8035 (201-689-8035 outside the U.S.). A live webcast of the conference call will be available on the Company's website, www.sdix.com, as well as www.vcall.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days. Telephone replays of the call will be available from 2:00 p.m. EDT on July 24 through 11:59 p.m. on July
25. To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 1628 and conference ID 71388.

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid


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response. FeedChek(TM), Trait Chek(TM), GMO QuickChek(TM), and GMO Chek(TM) are
pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.




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                   STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)
                                   (unaudited)

                                                               June 30,       December 31,
-----------------------------------------------------------------------------------------------
                                                                 2003             2002
-----------------------------------------------------------------------------------------------
 ASSETS
-----------------------------------------------------------------------------------------------
 Current Assets :
   Cash and cash equivalents                                  $   3,337        $   2,098
   Receivables, net                                               4,617            3,956
   Inventories                                                    6,651            6,821
   Deferred tax asset                                               884            1,009
   Other current assets                                             824              499
-----------------------------------------------------------------------------------------------
    Total current assets                                         16,313           14,383
-----------------------------------------------------------------------------------------------

 Property and equipment, net                                      3,778            4,013
 Other assets                                                        17               40
 Deferred tax asset                                               7,514            7,664
 Intangible assets, net                                           6,984            7,066
-----------------------------------------------------------------------------------------------
    Total assets                                              $  34,606        $  33,166
===============================================================================================
 LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------
 Current Liabilities :
   Accounts payable                                           $     945        $   1,024
   Accrued expenses                                               1,520              665
   Current portion of long term debt                                395              211
-----------------------------------------------------------------------------------------------
    Total current liabilities                                     2,860            1,900
-----------------------------------------------------------------------------------------------
 Long-term debt                                                   1,089            1,212
-----------------------------------------------------------------------------------------------
 Stockholders' Equity
   Preferred stock, $.01 par value, 20,920,648 shares
     authorized, no shares issued or outstanding                      -                -
   Common stock, $.01 par value, 35,000,000 shares
     authorized, 18,944,772 and 18,937,330 issued and
     outstanding at June 30, 2003 and December 31, 2002,
     respectively                                                   190              190
   Additional paid-in capital                                    35,324           35,312
   Accumulated deficit                                           (4,862)          (5,408)
   Cumulative translation adjustments                                 5              (40)
-----------------------------------------------------------------------------------------------
    Total stockholders' equity                                   30,657           30,054
-----------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                $  34,606        $  33,166
===============================================================================================



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                   STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)
                                   (unaudited)

                                                  Three Months                        Six Months
                                                 Ended June 30,                       Ended June 30,
--------------------------------------------------------------------------------------------------------------
                                                   2003         2002                    2003        2002
========================================================================= ====================================
 NET REVENUES:
--------------------------------------------------------- --------------- ------------------- ----------------
   Product related                          $     6,417    $     5,471           $    12,782   $    11,038
   Contract and other                                 -            105                   115           282
--------------------------------------------------------- --------------- ------------------- ----------------
    Total net revenues                            6,417          5,576                12,897        11,320
--------------------------------------------------------- --------------- ------------------- ----------------
 OPERATING EXPENSES:
   Manufacturing                                  2,864          2,918                 5,717         6,029
   Research and development                         618            888                 1,334         1,644
   Selling, general and
    administrative                                2,615          2,681                 5,002         5,504
--------------------------------------------------------- --------------- ------------------- ----------------
    Total operating expenses                      6,097          6,487                12,053        13,177
--------------------------------------------------------- --------------- ------------------- ----------------

    Operating income (loss)                         320           (911)                  844        (1,857)

 Interest expense, net                              (11)           (17)                  (23)          (33)

 Gain on sale of assets                               -              -                     -           374
--------------------------------------------------------- --------------- ------------------- ----------------

Income (loss) before taxes                          309           (928)                  821        (1,516)
--------------------------------------------------------- --------------- ------------------- ----------------

    Income tax expense (benefit)                     98           (381)                  275          (596)
--------------------------------------------------------- --------------- ------------------- ----------------

 Net income (loss)                                  211           (547)                  546          (920)
--------------------------------------------------------- --------------- ------------------- ----------------

 Basic net income (loss) per share          $      0.01    $     (0.03)          $      0.03   $     (0.05)
========================================================= =============== =================== ================

 Shares used in computing basic
   net income (loss) per share               18,942,000     17,870,000            18,941,000    17,869,000
========================================================= =============== =================== ================

 Diluted net income (loss) per share        $      0.01    $     (0.03)          $      0.03   $     (0.05)
========================================================= =============== =================== ================

 Shares used in computing diluted
   net income (loss) per share               19,591,000     17,870,000            19,542,000    17,869,000
========================================================= =============== =================== ================